EXHIBIT 10.2

September 12, 2002

CONFIDENTIAL

Mr. Kevin T. Longe 15451 Village Drive Lake Oswego, OR 97034

Re:	Separation Agreement

Dear Kevin:

        As we have discussed, your employment with Electro Scientific Industries, Inc. (“ESI” or the “Company”) has terminated effective at the close of business on Septemebr 9, 2002 (the “Separation Date”). On the Separation Date you were provided your final paycheck including pay for all accrued, unused or otherwise unpaid vacation along with an earlier draft of this letter. This letter supecedes the letter delivered to you on the Separation Date in its entirety.

        In order to help you to transition to your next opportunity, the terms of a Separation Agreement (the “Agreement”) are described below. Under this Agreement, if you choose to accept it, you would receive severance compensation of $125,000 (subject to applicable withholding) over the next 4 months as set out below; and you would agree to the terms described below which include a general release of claims.

A.	Separation Agreement

1.	Resignation

By executing this Agreement, you resign your position as Vice President-Sales, Marketing and Service and as an officer of ESI or any affiliated company of ESI effective September 9, 2002.

2.	Severance Pay

        If you accept the terms of this Agreement, you will receive severance pay equivalent to $125,000 subject to taxes and other applicable withholding. Payments will be made on regular Company paydays during this period (the “Severance Period”) and end on the last Company payroll date prior to December 31, 2002

3.	Benefits

3.1	Health and Dental Benefits

        Your regular health and dental coverage will continue through September 30, 2002. As you may know, pursuant to COBRA, a federal law, you may, if eligible, continue your group health benefits for a period of eighteen (18) months from termination of your employment at your sole expense. Subject to the terms of this Agreement, the Company will pay your COBRA premiums for coverage through February 28, 2003, or until you find other employment through which you are eligible receiving group medical health insurance coverage, which happens first.

Mr. Kevin T. Longe
September 12, 2002
Page – 2

You agree to immediately notify the Company in writing upon obtaining such other employment during the Severance Period. You will receive additional information explaining rates and your options under COBRA in separate correspondence.

3.2	Other Qualified and Non-Qualified Plans and Programs

Except for health and dental benefits described above, effective upon your execution of this Agreement, you will cease participation in all benefit plans and programs of the Company, including, but not limited to, vacation and sick leave programs and all employee stock programs.

3.3	Stock Options and Grants

        Your rights under the Company’s Stock Incentive Plans with respect to stock options and stock grants shall be as stated in the plan documents or related agreements. For purposes of stock option vesting and exercise your termination date will be the Separation Date. Please refer to the stock option agreements and stock option plans previously provided to you for details on your right to exercise currently vested stock options.

3.3	Deferred Compensation

You will receive all amounts owed to you under the Company’s Deferred Compensation Plan (subject to applicable taxes and withholding) in accordance with the terms of the plan documents.

3.4	No Other Benefits

        You will not receive any other employee benefits except those specified herein. You acknowledge that you have no vested retirement benefits under any retirement plan or agreement based on your service to the Company. You agree to waive the right to participate in any Company employee benefit plan and to receive other fringe benefits or separation benefits from ESI.

4.	Release of Claims

        In consideration for these separation benefits you agree to fully release the Company and its subsidiaries, related corporations, affiliates and joint ventures, partnerships, predecessor and successor organizations and all current and former partners, members, joint venturers, officers, directors, employees, agents, insurers, shareholders, representatives and assigns from any and all liability, damages or causes of action, direct or indirect, known or unknown including, without limitation, all claims relating in any way to your employment with the Company or the termination of that employment. This release includes, but is not limited to, any claims for additional compensation, benefits or wages in any form, damages, reemployment or reinstatement. This release also includes, but is not limited to, all claims for relief or remedy under any state or federal laws, including ERISA, 29 USC § 1001 et seq., Title VII of the Civil Rights Act of 1964, 42 USC § 2000e as amended, the Post Civil War Civil Rights Acts, 42 USC §§ 1981-88, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Older Workers’ Benefit Protection Act, the Federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Fair Labor Standards Act, Executive Order 11246, and all other laws and contract, tort or other common or statutory law theories and all labor, employment or wage laws of Oregon or any other state.

Mr. Kevin T. Longe September 12, 2002 Page – 3

5.	Voluntary Release

        You acknowledge that you have read the Agreement and understand that you are releasing legal rights, including those identified in the release of claims set forth above. You also acknowledge that, as consideration for executing this Agreement, including the release of claims, you are receiving additional benefits and compensation to which you would not otherwise be entitled. You are advised that you may choose to seek review and advice regarding this Agreement from an attorney.

6.	Confidentiality and Non-Competition

6.1	Preservation and Non-Use of Confidential Information

You agree not to discuss this Agreement except with your financial, tax, and legal advisors and with members of your family, and not to discuss Confidential Information obtained during your employment with the Company. For purposes of this Agreement, “Confidential Information” means any and all confidential or proprietary information concerning the Company or its affiliates, joint venturers or other related entities, the disclosure of which could disadvantage ESI or which derives value from the fact that it is not publicly known. Confidential Information includes trades secrets as defined under the Uniform Trades Secrets Act.

        You agree not to use Confidential Information, during the term of this Agreement or after its termination, for any personal or business purpose, either for your own benefit or that of any other person, corporation, government or other entity.

        You also agree that you will not disclose or disseminate any Confidential Information, directly or indirectly, at any time during the term of this Agreement or after its termination, to any person, agency, or court unless compelled to do so pursuant to legal process (e.g., a summons or subpoena) or otherwise required by law and then only after providing the Company with prior notice and a copy of the legal process.

6.2	Non-Competition

        You agree that you will not for a period through September 9, 2003, directly or indirectly, accept employment or enter into any business relationship of any sort whatsoever (including, but not limited to, as a consultant, vendor, partner, officer or director, but excluding passive stock investments) with any customer or competitor of the Company or any entity with which the Company has done business or with whom you know the Company intends to do business within the twelve (12) months following the Separation Date. You specifically acknowledge and agree that the terms of this provision are reasonable in every respect and, in particular, because of the competitive and specialized nature of the Company’s business, that it is reasonable not to include any geographic limitation in this provision.

7.	Dispute Resolution

        This Agreement shall be construed in accordance with and governed by the statutes and common law of the state of Oregon. Any disputes arising in connection with the terms or enforcement of this Agreement shall be resolved by confidential mediation or binding arbitration in accordance with the procedures of the American Arbitration Association or other procedures agreed upon by you and the Company. The costs of mediation and arbitration shall be borne equally by you and the Company.

Mr. Kevin T. Longe September 12, 2002 Page – 4

8.	Acknowledgement

        You acknowledge that this Agreement contains the entire agreement and understanding between you and the Company and supersedes and replaces all prior negotiations and agreements concerning the subjects of this Agreement. You acknowledge that (a) you have read the Agreement and understand the effect of your release and that you are releasing legal rights; (b) you have had adequate time to consider this Agreement (as set out below); (c) as consideration for executing this Agreement, you have received additional benefits and compensation of value to which you would not otherwise be entitled; and (d) you have been, and hereby are, advised in writing to review this Agreement with legal counsel of your choice.

9.	Time for Consideration of Offer and Agreement

        You acknowledge that the Company provided you this Agreement on September 13, 2002 and that this offer provided you with a period of twenty-one (21) days from the date of receipt for your consideration of the offer (the “consideration period”). In the event you have not executed this Agreement by the expiration of the offer period on October 4, 2002, the offer shall expire. You may execute this Agreement at any time during this consideration period. This Agreement shall be effective on the date it is signed.

Sincerely, ELECTRO SCIENTIFIC INDUSTRIES, INC. By: GARY M. KAPRAL —————————————— Gary M. Kapral Vice President

        I have read and understand the foregoing Agreement and, by signing below, I voluntarily enter into this Agreement and understand that I am waiving and releasing legal claims that I may have against the Company.

Accepted: September 18, 2002

Kevin T. Longe

/s/ KEVIN T. LONGE
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Signature